EXHIBIT 10.43
TENTH AMENDMENT TO THE
PIONEER NATURAL RESOURCES USA, INC.
401(k) AND MATCHING PLAN
(Amended and Restated Effective as of January 1, 2013)

THIS TENTH AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):
WITNESSETH:
WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);
WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and
WHEREAS, the Committee desires to amend the Plan to increase the automatic enrollment percentage for Covered Employees and remove the mandatory automatic increase program for Covered Employees.
NOW THEREFORE, the Plan is hereby amended as follows.
1.    Effective January 29, 2018, Section 2.2 is hereby amended as follows:
Section 2.2    Participation. Each Covered Employee who is eligible to participate in the Plan may elect, in the manner prescribed by the Committee, to participate in this Plan as soon as administratively practicable but no later than 31 days following the completion and submission of such election.
(a)    Automatic Enrollment. For a Covered Employee who is notified that he or she is eligible to participate in the Plan on or after January 29, 2018 and fails to return an alternate election pursuant to Section 3.1(a), Pre-Tax Contributions will automatically begin being made on such Covered Employee’s behalf at the rate specified in Section 3.1(a) on the later to occur of (a) the thirtieth day following the Covered Employee’s Employment Date, (b) the thirtieth day following the date such Covered Employee satisfies the eligibility requirements set forth in Section 2.1, or (c) the thirtieth day following the date such Covered Employee is notified of the Plan’s automatic enrollment provisions in accordance with section 401(k)(13)(E)(i) of the Code. A Covered Employee who desires to make an alternate election pursuant to Section 3.1(a) must do so in the manner prescribed by the Committee.
(b)    Covered Employees in Enrollment Period on January 29, 2018. A Covered Employee who was notified that he or she was eligible to participate in the Plan prior to January 29, 2018 and on January 29, 2018 was in his or her enrollment period and fails to return an alternate election pursuant to Section 3.1(a), Pre-Tax

Contributions will automatically begin being made on such Covered Employee’s behalf at the rate in effect as of the date he or she was notified that he or she was eligible to participate in the Plan on the thirtieth day following the date such Covered Employee is notified of the Plan’s automatic enrollment provisions in accordance with section 401(k)(13)(E)(i) of the Code. On March 1, 2018, a Covered Employee described in this Section 2.2(b) will receive notification that his or her combined Pre-Tax Contribution and Roth Contribution rate will be increased to 5%, and if such Covered Employee fails to return an alternate election pursuant to Section 3.1(a) and such Covered Employee’s current combined rate is less than 5%, Pre-Tax Contributions will automatically be increased such that the combined Pre-Tax and Roth Contribution rate for each such Covered Employee is 5% on the thirtieth day following the date such Covered Employee is notified. A Covered Employee who desires to make an alternate election pursuant to Section 3.1(a) must do so in the manner prescribed by the Committee.
(c)    Plan Contribution Sweep. Effective January 29, 2018, each Covered Employee (including any Covered Employee who has previously opted out of participation in the Plan or has made an alternate election and excluding those Covered Employees set forth below) will receive notice that his or her combined Pre-Tax Contribution and Roth Contribution rate will be increased to 5%, and if such Covered Employee fails to return an alternate election pursuant to Section 3.1(a) and such Covered Employee’s current combined rate is less than 5%, Pre-Tax Contributions will automatically be increased such that the combined Pre-Tax and Roth Contribution rate for each such Covered Employee is 5% on the thirtieth day following the date such Covered Employee is notified. Covered Employees under this Section 2.2(c) will not include any Covered Employee described in Section 2.2(b), any Covered Employee whose election has been suspended in accordance with the terms of the Plan, any Covered Employee with a pending election change, any Covered Employee who participates in the Vanguard Managed Account Program, or any Covered Employee who is a member of a collective bargaining unit. A Covered Employee who desires to make an alternate election pursuant to Section 3.1(a) must do so in the manner prescribed by the Committee.
2.    Effective January 29, 2018, Section 2.3 is hereby amended as follows:
Section 2.3    Reemployed Participant. Any Participant who ceases to be a Covered Employee shall thereupon cease to be eligible to participate in the Plan; provided, however, that if any such Participant is thereafter reemployed as a Covered Employee, he or she shall be automatically enrolled in the Plan pursuant to Section 3.1(a).
3.    Effective January 29, 2018, Section 3.1(a) is hereby amended as follows:
(a)    Each Participant may elect to have his or her Employer make a Pre-Tax Contribution to the Plan on his or her behalf for each pay period in an amount up to 80% of his or her Basic Compensation for that pay period, subject to any other deductions from the Participant’s Basic Compensation that are required by law or authorized by the Participant pursuant to a compensation reduction agreement. All such contributions shall be made by uniform payroll deductions pursuant to a compensation reduction agreement which authorizes the Employer to pay such contributions to the Trustee on behalf of the Participant. However, for any Participant subject to the Plan’s automatic enrollment provisions (as described in Section 2.2) who fails to make an alternate election, Pre-Tax Contributions will automatically begin being made on such Participant's behalf, in an amount equal to 5% of his or her Basic Compensation on the date specified in Section 2.2 with respect to such Participant. In the event a Participant does not desire to have Pre-Tax Contributions made on his or her behalf at the level set by this Section 3.1(a), the Participant may elect a different amount up to 80% of his or her Basic Compensation in the manner prescribed by the Committee.
3.    Effective January 29, 2018, Section 3.1(d) is hereby amended as follows:
(d)    A Participant may change the applicable percentage of such payroll (or bonus) deductions or suspend his or her election to have Pre-Tax Contributions and/or Pre-Tax Bonus Contributions made to the Plan at any time. Any such change or suspension will be effective as soon as administratively practicable but no later than 31 days following the submission of such change or submission. Participants will have access to a voluntary percentage increase program.
NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.
IN WITNESS WHEREOF, the Company has executed this Tenth Amendment this 6th day of February, 2018 to be effective as specified above.

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Teresa A. Fairbrook
Name: Teresa A. Fairbrook
Title: Vice President and Chief Human Resources Officer

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